Exhibit 10.5
IRREVOCABLE OPTION AGREEMENT
     This Irrevocable Option Agreement (“Option”) is entered into as of August ___, 2006, by and among Casa Noble, LLC, a Delaware limited liability company (“CNL”), on the one hand, and National Quality Care, Inc., a Delaware corporation (“NQCI”) and each of the majority stockholders of NQCI signatory hereto (“Majority Stockholders”), on the other hand, (“NQCI Parties”).
     1. The parties have extensively negotiated, and the NQCI Parties have executed and delivered to CNL concurrently herewith, in the form attached hereto as Exhibits A through F and incorporated herein by reference, the following:
(A) License Agreement
(B) Merger Agreement
(C) Stockholder Agreement
(D) CNL Agreement
(E) Director Agreement, and
(F) Affiliate Agreements
(collectively, the “Agreements”) between the respective parties hereto and a shell corporation to be named Xcorporeal, Inc. (“Shell”), and a newly-created corporation to be named NQCI Acquisition Corporation (“Sub”).
     2. The parties hereto hereby agreement that (a) in consideration of a payment of $1,000.00 to NQCI, (b) as a material inducement to CNL to create or acquire a controlling interest in Shell and incorporate Sub, and to eliminate, or obtain indemnification for, any material operating liabilities of Shell, and (c) in exchange for CNL’s agreement to use its commercially reasonable efforts to do so over the next thirty (30) calendar days, each of the NQCI Parties hereby agrees not to withdraw its agreement to, and execution and delivery of, any of the Agreements, and to unconditionally and irrevocably allow CNL, on its own behalf and in its capacity as promoter of Shell and Sub, a period of thirty (30) calendar days from the date hereof to countersign and deliver fully-executed originals of the Agreements to NQCI.
     3. Each of the NQCI Parties acknowledges that CNL will be acting in detrimental reliance on the provisions of this Option, and grants the Option with the knowledge and intent that CNL do so. If the Agreements are executed and delivered to NQCI within the time period specified above, all of the NQCI Parties will be estopped to contest the validity and binding effect of the Agreements.
     4. If the Agreements are executed and delivered to NQCI, CNL shall have no liability of any kind in its capacity as a promoter of Shell and Sub; provided, however, that CNL shall remain bound by the CNL Agreement on its own behalf.
     5. In the event that, for any reason whatsoever, CNL, Shell and Sub do not deliver fully-executed originals of all of the Agreements to NQCI within thirty (30) days of the date hereof, any party may terminate this Option and all (but not fewer than all) of the Agreements without further liability, and the Agreements shall be of no further force or effect whatsoever.
     6. Upon either (a) the termination of this Option as provided Section 5 above, or (b) the full and complete execution, delivery and acceptance of all of the Agreements prior to such time, this Option shall be of no further force or effect whatsoever.

NATIONAL QUALITY CARE, INC.
a Delaware corporation

By:

Name: Robert M. Snukal
Title: Chief Executive Officer

By:

Name: Victor Gura, M.D.
Title: Chief Scientific Officer

CASA NOBLE, LLC,
a Delaware limited liability company

By:

Name: Terren S. Peizer
Title: Managing Member

Victor Gura, M.D.

Robert M. Snukal

Leonardo Berezovsky, M.D.,
individually and as Trustee of all Trusts holding NQCI Common Stock of which he is a Trustee

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